Exhibit (h12)

INDIVIDUAL RETIREMENT ACCOUNT CUSTODIAL SERVICES AGREEMENT

THIS AGREEMENT is made and entered into as of January 1, 2014 by and between TIFF INVESTMENT PROGRAM, INC., a Maryland corporation (“Company”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”).

WHEREAS, TIFF Multi-Asset Fund is a series of Company (the “Fund”);

WHEREAS, Company desires to name a custodian (“Custodian”) for individual retirement accounts (all such accounts are herein referred to collectively as “IRAs”) through which certain employees, officers, and directors of Company, TIFF Advisory Services, Inc. or their affiliates and certain directors of TIFF Charitable Foundation (each an “IRA Accountholder,” and collectively the “IRA Accountholders”) may invest solely in shares of the Fund; and

WHEREAS, State Street is willing to serve as Custodian with respect to IRAs approved by State Street, but only on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.           State Street shall serve as Custodian for the accounts of the IRAs which State Street approves as hereinafter provided.  Company and State Street agree to execute such documents evidencing their agreement for State Street to act as such with respect to each IRA approved by State Street as may be reasonably requested by either party from time to time.  State Street certifies that it is qualified to act as Custodian for the IRAs under the requirements of the Internal Revenue Code of 1986, as amended (“Code”), and that it will continue to be so qualified for the term of this Agreement.

2.           No IRA shall provide for State Street to serve as Custodian for any assets whatsoever other than shares of the Fund.  In no event shall any IRA Documents (as defined below) provide for State Street (i) to have or exercise any discretionary authority or discretionary control whatsoever respecting management of the IRA or any authority or control respecting management or disposition of any assets of the IRA; (ii) to render or have authority or responsibility to render investment advice with respect to any moneys or other property of any IRA; or (iii) to have or exercise any discretionary authority or discretionary responsibility in the administration of any IRA.  No IRA shall provide for State Street to be, and in no event shall State Street be deemed to be, a “fiduciary” as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Code with respect to any assets of any IRA.

3.           State Street shall serve as Custodian with respect to the IRAs only during such period of time as (a) State Street also serves as transfer agent for Company pursuant to that certain Transfer Agency and Service Agreement dated August 15, 2003 (as amended, supplemented, restated or otherwise modified from time to time) between Company and State

Street (the “Transfer Agency Agreement”) and (b) the Transfer Agency Agreement sets forth the recordkeeping, accounting and other administrative duties and functions that the transfer agent shall perform on behalf of the Custodian. State Street may at any time or times in its discretion appoint (and may at any time remove) any agent to carry out such of the provisions of this Agreement as State Street may from time to time direct; provided, however, that State Street shall remain responsible for all acts or omissions of any such agents.

4.           Company shall submit to State Street for approval its templates or models of all documents establishing IRA accounts, including custody agreements, for which Company wishes for State Street to serve as Custodian.  “IRA Documents” shall include such documents, any and all related templates or models of application forms, adoption agreements, transfer request forms, disclosure statements, beneficiary designation forms, any other IRA-related documents, and any and all amendments, modifications and supplements thereto which Company may propose to use from time to time.  State Street shall not become the Custodian of any IRA unless and until it has approved the applicable templates or models of IRA Documents in writing, and State Street shall not be deemed to have accepted and agreed to any subsequent amendment, modification or supplement to any IRA Document unless and until it has approved the same in writing.  State Street’s review and approval of all IRA Documents is solely for State Street’s benefit, and Company shall bear full responsibility for the form and content thereof (except with respect to information about State Street included therein which State Street has reviewed, accepted and agreed to, for which State Street shall bear full responsibility) and compliance with all applicable laws, rules and regulations, as amended from time to time.  If required by applicable law, Company shall be responsible for acquiring, at Company’s sole expense, Internal Revenue Service determination letters (“IRS Letters”) with respect to all IRAs for which such determination letters are required by the Code and shall promptly provide State Street copies thereof.

5.           Company agrees to provide to the owner of each IRA account all notices and other information which State Street is required to provide with regard to the IRAs (except for notices and information provided to the owner of each IRA account by State Street pursuant to the Transfer Agency Agreement).  State Street shall provide such notices and other information to Company to allow Company to distribute such materials in a timely manner.  Such notices and information shall be provided in physical and electronic form, including, at Company’s discretion, postings on Company’s website as required in order to comply with new or amended laws, rules and regulations.

6.           Each party agrees to comply with all applicable requirements of the Electronic Signatures in Global and National Commerce Act and other state and federal laws, regulations and regulatory interpretations in effect from time to time that pertain to electronic contracts, notices, disclosures and other documents and records and electronic signatures, to the extent it utilizes the same in connection with the establishment and administration of IRA accounts.

7.           Company shall be solely responsible for all costs and expenses (i) of preparing, printing and distributing all IRA Documents and amendments, modifications and supplements thereto, including but not limited to costs and expenses necessary in order to comply with new or amended laws, rules, and regulations, (ii) of preparing, printing, and distributing all notices and other information which State Street is required to provide with regard to the IRAs (except for notices and information provided to the owner of each IRA account by State Street pursuant to the Transfer Agency Agreement), and (iii) related to or arising from any merger, reorganization, dissolution, termination or other organizational change involving any IRA or Company.

8A.           The parties agree that Company has not previously accepted individual retirement accounts or previously named a custodian for individual retirement accounts and that all accounts established at the inception of this Agreement shall be new accounts in the Fund.

8B.           The provisions of this Section 8B shall only apply if Company requires that State Street become the successor Custodian of any existing IRAs, which IRAs were established prior to the date on which State Street becomes the Custodian of such IRAs (the “Effective Date”) (including but not limited to IRAs associated with any investment companies hereafter acquired by Company):

(i)           Company, at its sole expense, shall in a timely manner obtain the removal or resignation of any prior custodian, modify and amend IRA Documents as necessary to name State Street as Custodian and give all notices, obtain all approvals and take such other steps as may be required in connection therewith under the IRA Documents and applicable laws, rules and regulations.

(ii)           Except as provided in the next paragraph, Company, at its sole expense, shall cause to be prepared, mailed, distributed and filed all tax reports, information returns and other documents required by the Code with respect to IRA accounts (“Returns”), and shall cause to be withheld and paid all taxes relating to such accounts, with respect to the portion of the calendar year prior to the Effective Date during the calendar year in which the Effective Date occurs.

(iii)            Provided that State Street consents to do so in writing, State Street shall cause to be prepared, mailed, distributed and filed all Returns for the calendar year in which the Effective Date occurs; provided, however, that Company shall provide or cause to be provided to State Street all necessary information with respect to the portion of such year prior to the Effective Date. State Street shall be entitled to rely on the accuracy and completeness of such information with no duty to investigate or verify the same, and Company shall indemnify and hold harmless State Street from and against, any and all losses, liabilities, claims, demands, actions, suits and expenses (including reasonable attorneys’ fees and penalties and other sums assessed by any federal, state or local governmental agency including the Internal Revenue Service and the United States Department of Labor (each, a “Government Authority”)) arising out of or resulting from any error, omission, inaccuracy or other deficiency therein.  Company, at its sole expense, shall cause to be withheld and paid by the prior custodian of such accounts all taxes relating to such accounts with respect to the portion of the calendar year prior to the Effective Date during the calendar year in which the Effective Date occurs.

(iv)           If and to the extent necessary to permit performance of all duties and obligations of the Custodian, Company, at its sole expense, shall transfer or cause to be transferred onto the State Street transfer agency system to the maximum extent possible, and shall otherwise deliver or cause to be delivered to State Street, all relevant records maintained prior to the Effective Date with respect to the accounts of such IRAs.

(v)           State Street shall have no responsibility for, and Company agrees, except to the extent (if any) prohibited by ERISA, to indemnify and hold harmless State Street from and against, any and all losses, liabilities, claims, demands, actions, suits and expenses (including reasonable attorneys’ fees and penalties and other sums assessed by any Government Authority) arising out of or resulting from (a) any acts, omissions or errors of any previous custodian,  including but not limited to its failure to file or mail any Returns, withhold or pay any taxes, or file any schedules or other required information, (b) any error, omission, inaccuracy or other deficiency in the IRA account records or other relevant records created and maintained prior to the Effective Date, or (c) costs and expenses of enforcing Company’s obligations and agreements hereunder.

For the avoidance of doubt, the provisions of this Section 8B shall not apply to individual transfers or rollovers initiated by an IRA Accountholder.

9.           Company shall maintain the confidentiality of any customer information related to an IRA or the IRA Accountholders that Company receives, and shall provide adequate security to protect against any unauthorized access to such information or to the records of any IRA, whether such records and information are maintained and accessed in electronic or physical form.  Custodian shall have no responsibility for, and Company agrees, except to the extent (if any) prohibited by ERISA, to indemnify and hold harmless Custodian from and against, any and all losses, liabilities, claims, demands, actions, suits and expenses (including reasonable attorneys’ fees and penalties and other sums assessed by any Government Authority) (“Claims”) arising out of or resulting from any unauthorized access to such records and information by parties other than State Street.  Notwithstanding the foregoing, State Street shall not be relieved of its obligations with respect to confidentiality and data protection as provided in the Transfer Agency Agreement.

10.           Notwithstanding anything herein to the contrary, customer identification functions with respect to the IRAs shall be performed pursuant to the Transfer Agency Agreement.

11.           Subject to any longer notice periods required by the IRA Documents, Company may remove State Street, and State Street may resign, as Custodian of any or all of the IRAs, in either case terminating this Agreement, by providing ninety (90) days written notice to the other party.  In the event of such removal or resignation, Company, at its sole expense, shall in a timely manner appoint a successor custodian, modify, and amend IRA Documents as necessary to delete all references to State Street, and give all notices, obtain all approvals and take such other steps as may be required in connection therewith under the IRA Documents and applicable laws, rules and regulations.

12.           Except to the extent (if any) prohibited by ERISA, and except to the extent resulting from the negligence, willful misconduct, or bad faith of State Street, Company agrees to indemnify and hold harmless State Street from and against any and all Claims (including costs and expenses of enforcing Company’s obligations and agreements hereunder) arising out of, resulting from or in connection with (i) the IRAs and IRA Documents, (ii) the appointment of and service by State Street as Custodian therefor, (iii) any acts, omissions or errors of any successor custodian (including but not limited to its failure to file or mail any Returns, reports, schedules or other required documentation, or withhold or pay any taxes) or of any IRA administrator, trustee or other fiduciary, (iv) any instructions given by or on behalf of Company, or any policies, procedures or practices adopted or followed by Company or Company’s transfer or other shareholder servicing agent(s) (other than State Street), with respect to shareholder account recordkeeping and servicing which impacts IRA accounts, or (v) the failure of Company to perform any of its obligations hereunder.

13.           This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the Commonwealth of Massachusetts, without reference to the conflicts of laws principles thereof.

14.           Neither this Agreement nor any rights or obligations hereunder may be assigned by either party hereto, whether voluntarily, involuntarily or by operation of law, without the prior written consent of the other, such consent not to be unreasonably withheld.  The foregoing restriction on assignment shall not preclude either party from appointing agents and delegating responsibilities hereunder to such agents; provided that the party appointing agents or delegating duties remains responsible for the acts or omissions of such agents and the delegated duties.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

15.           The provisions for indemnification extended hereunder are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.  All rights and remedies of each party hereunder shall be cumulative of all other rights and remedies which may be available to such party.  In no event shall either party be liable for indirect, special or consequential damages.

16.           The parties acknowledge that Company is a registered investment company offering multiple series, of which the Fund is one, and that the obligations of each series of Company hereunder shall be several and not joint.

17.           No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

18.           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

19.           Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To Company:

TIFF Investment Program, Inc.
200 Barr Harbor Drive
Suite 100
West Conshohocken, PA, 19428
Attention: Head of Member Services
Telephone: 610-684-8200
Telecopy: 610-684-8210
Email: memberservices@tiff.org

With a copy to:

TIFF Investment Program, Inc.
200 Barr Harbor Drive
Suite 100
West Conshohocken, PA, 19428
Attention: Chief Legal Officer
Telephone: 610-684-8000
Telecopy: 610-684-8080

To State Street:

STATE STREET BANK AND TRUST COMPANY
801 Pennsylvania Avenue
Kansas City, MO  64105
Attention: Vice President, Retirement Services
Telephone: 816-871-4100
Telecopy: 816-871-9675

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of telecopy on the business day after the receipt thereof.  Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

20.           If any provision of this Agreement shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, and every provision of this Agreement shall remain in full force and effect and shall remain enforceable to the fullest extent permitted by applicable law.

21.           Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between Company and State Street.

22.           In consideration for State Street’s services as custodian, State Street shall be entitled to the fees set forth in the IRA Custodial Account Adoption Agreement or Disclosure

Statement, as applicable.  Such fees may be changed by State Street upon 30 days’ written notice to the IRA Accountholder and Company.  Fees may be paid by the IRA Accountholder directly, or State Street may deduct them from the IRA account.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written by their respective duly authorized officers.

STATE STREET BANK AND TRUST COMPANY

By:                      /s/ Michael F. Rogers

Name:                 Michael F. Rogers

Title:                   Executive Vice President

TIFF INVESTMENT PROGRAM, INC.

By:                      /s/ Kelly Lundstrom

Name:                 Kelly Lundstrom

Title:                   Vice President